Exhibit 99.1

Lands' End Announces Fourth Quarter and Fiscal 2019 Results

Net Revenue Increased 9.4%

Net Income Increased 57.4%

Announces new partnership with Kohl’s

Continues to Execute Strategic Initiatives to Deliver Long-Term Revenue and EBITDA Growth

DODGEVILLE, Wis., March 17, 2020 (GLOBE NEWSWIRE) - Lands' End, Inc. (NASDAQ: LE) today announced financial results for the 13-week fourth quarter and 52-week fiscal year ended January 31, 2020, compared to the 13-week fourth quarter and 52-week fiscal year ended February 1, 2019.

Fourth Quarter Fiscal 2019 Highlights:

•

Net revenue for the fourth quarter increased 9.4% to $549.5 million, compared to $502.3 million in the fourth quarter last year, largely reflecting revenue from the American Airlines launch and eCommerce growth of 7.2%. This was partially offset by 49 fewer Lands’ End Shops at Sears, which resulted in a net revenue decline from Sears operations of $21.5 million. Excluding the impact from Sears operations, net revenue would have increased by 14.3%.

•	U.S. eCommerce revenue growth of 7.4% was driven by increased demand for key items and a growth in new customer acquisition.

•	Gross margin increased by approximately 90 basis points to 39.8% as compared to 38.9% in the fourth quarter last year primarily due to a more disciplined promotional strategy.

•	Selling and administrative expenses decreased to 30.8% of total net revenue compared to 31.3% in the fourth quarter last year.

•	Net income was $25.5 million or $0.78 earnings per diluted share, as compared to $16.2 million or $0.50 earnings per diluted share in the fourth quarter of fiscal 2018.

•	Adjusted EBITDA(1) grew by 29.7% to $49.3 million compared to $38.0 million in the fourth quarter of fiscal 2018.

•

The American Airlines shipments totaled approximately $40.0 million in the fourth quarter with the remainder of the launch expected to be delivered in the first quarter of fiscal 2020.  The full launch is now anticipated to total between $45.0 million to $47.0 million.

•

Subsequent to the fourth quarter, announced new partnership with Kohl’s to distribute the entire product assortment through Kohls.com and a seasonally focused product assortment to 150 stores starting in Fall 2020.

Jerome Griffith, Chief Executive Officer and President, stated, “First and foremost, we are closely monitoring the Coronavirus situation and our thoughts are with all of those affected.  In regard to Fiscal 2019, it was an incredible year both in terms of financial performance and strategic accomplishments.  We delivered strong revenue and Adjusted EBITDA growth for the fourth quarter and the year, illustrating our continued progress across our core growth strategies. We also successfully completed the American Airlines’ uniform launch to over 50,000 employees in early March.  We are pleased to share that we have announced a new partnership with Kohl’s to distribute Lands’ End through Kohls.com and to 150 retail doors, starting in Fall 2020, providing a meaningful opportunity to expand brand awareness and drive incremental sales.  Looking ahead, as we navigate through this challenging environment, we remain focused on continuing the execution of our key strategies.”

Full Year Fiscal 2019 Highlights:

•	Net revenue for fiscal 2019 and fiscal 2018 was flat at $1.45 billion. Excluding the net revenue decline from Sears operations of $75.3 million, net revenue would have increased by 5.4%.

◦	U.S. eCommerce revenue growth of 7.4%.
◦	Same store sales for U.S. Company Operated stores increased by 6.0%.

•	Gross margin increased approximately 50 basis points to 42.9% compared to 42.4% in fiscal 2018.

•	Selling and administrative expenses were slightly down at 37.5% of total net revenue compared to Fiscal 2018.

•	Net income was $19.3 million, or $0.60 earnings per diluted share. This compares to Net income of $11.6 million or $0.36 earnings per diluted share in fiscal 2018.

•	Adjusted EBITDA(1) grew by 10.6% to $77.9 million compared to $70.5 million in fiscal 2018.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $77.1 million as of January 31, 2020, compared to $193.4 million as of February 1, 2019.  The reduction was primarily due to the $100.0 million voluntary prepayment of the term loan in the First Quarter 2019.

Net cash provided by operations was $27.3 million for the 52 weeks ended January 31, 2020, compared $48.2 million for the 52 weeks ended February 1, 2019. The decrease was a direct result of the timing of the American Airlines launch.

Inventory was $375.7 million as of January 31, 2020, and $321.9 million as of February 1, 2019. The increase was primarily driven by the launch of the American Airlines business.

The Company had $151.7 million of availability under its asset-based senior secured credit facility and had $378.7 million of Long-term debt, net as of January 31, 2020.

Jim Gooch, Chief Operating Officer and Chief Financial Officer, stated, “Looking ahead, we will build on the strategies that enabled us to deliver a successful fiscal 2019. As it pertains to the Coronavirus pandemic, we announced that we have closed our 26 U.S Company Operated stores through March 29th.  We have adjusted our business operations to provide customers our full eCommerce and customer service experience, while ensuring the safety of our employees.  However, we have seen a negative impact on customer demand over the past week, as expected, given the concerns related to the Coronavirus.  Based on the macro uncertainty and rapidly changing business environment in the U.S., we will not be issuing guidance for fiscal 2020 at this time.”

Conference Call

The Company will host a conference call on Tuesday, March 17, 2020, at 8:30 a.m. ET to review its fourth quarter and fiscal 2019 financial results and related matters. The call may be accessed through the Investor Relations section of the Company's website at http://investors.landsend.com or by dialing (866) 753-5836.

About Lands' End, Inc.

Lands' End, Inc. (NASDAQ:LE) is a leading uni-channel retailer of casual clothing, accessories, footwear and home products. We offer products online at www.landsend.com, on third party online marketplaces and through retail locations. We are a classic American lifestyle brand with a passion for quality, legendary service and real value, and seek to deliver timeless style for women, men, kids and the home.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding expectations as to and assessment of progress executing growth strategies and achieving its long-term financial targets; expectations as to the amount and timing of revenue associated with the American Airlines launch; the timing and expected benefits of the relationship with Kohl’s; and the expected impact of the coronavirus. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: we may be unsuccessful in implementing our strategic initiatives, or our initiatives may not have their desired impact on our business; our ability to offer merchandise and services that customers want to purchase; changes in customer preference from our branded merchandise; our results may be materially impacted if tariffs on imports from China increase and we are unable to offset the increased costs from current or future tariffs through pricing negotiations with our vendor base, moving production out of China, passing through a portion of the cost increases to the customer, or other savings opportunities; customers' use of our digital platform, including customer acceptance of our efforts to enhance our e-commerce websites; customer response to our marketing efforts across all types of media; our maintenance of a robust customer list; the impact of COVID-19 or other pandemics; our retail store strategy may be unsuccessful and we may be unable to open retail stores in locations and on terms that are acceptable to us; our dependence on information technology and a failure of information technology systems, including with respect to our e-commerce operations, or an inability to upgrade or adapt our systems; fluctuations and increases in costs of raw materials; impairment of our relationships with our vendors; our failure to maintain the security of customer, employee or company information; our failure to compete effectively in the apparel industry; the condition of the lending and debt markets, at the time we seek to refinance our term loan; legal, regulatory, economic and political risks associated with international trade and those markets in which we conduct business and source our merchandise; our failure to protect or preserve the image of our brands and our intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide us with services in connection with certain aspects of our business to perform their obligations; our failure to timely and effectively obtain shipments of products from our vendors and deliver merchandise to our customers; reliance on promotions and markdowns to encourage customer purchases; our failure to efficiently manage inventory levels; unseasonal or severe weather conditions; the adverse effect on our reputation if our independent vendors do not use ethical business practices or comply with applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of goodwill, other intangible assets and long-lived assets; the impact on our business of adverse worldwide economic and market conditions, including economic factors that negatively impact consumer spending on discretionary items; potential indemnification liabilities to Sears Holdings pursuant to the separation and distribution agreement in connection with our separation from Sears Holdings; the ability of our principal shareholders to exert substantial influence over us; potential liabilities under fraudulent conveyance and transfer laws and legal capital requirements; and other risks, uncertainties and factors discussed in the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended February 1, 2019. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands' End, Inc.

James Gooch

Chief Operating Officer and Chief Financial Officer

(608) 935-9341

Investor Relations:

ICR, Inc.

Jean Fontana

(646) 277-1214

Jean.Fontana@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Consolidated Balance Sheets

(Unaudited)

(in thousands except per share data)	January 31, 2020	February 1, 2019
ASSETS
Current assets
Cash and cash equivalents	$77,148	$193,405
Restricted cash	2,149	1,948
Accounts receivable, net	50,953	34,549
Inventories, net	375,670	321,905
Prepaid expenses and other current assets	39,458	36,574
Total current assets	545,378	588,381
Property and equipment, net	157,665	149,894
Operating lease right-of-use asset	38,665	—
Goodwill	110,000	110,000
Intangible asset, net	257,000	257,000
Other assets	4,921	5,636
TOTAL ASSETS	$1,113,629	$1,110,911
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current borrowings and short-term debt	$5,150	$5,150
Accounts payable	158,436	123,827
Lease liability - current	5,864	—
Other current liabilities	114,116	112,274
Total current liabilities	283,566	241,251
Long-term debt, net	378,657	482,453
Lease liability - long-term	39,841	—
Deferred tax liabilities	57,651	58,670
Other liabilities	5,532	5,826
TOTAL LIABILITIES	765,247	788,200
Commitments and contingencies
STOCKHOLDERS' EQUITY
Common stock, par value $0.01- authorized: 480,000 shares; issued and outstanding: 32,382 and 32,220, respectively	324	320
Additional paid-in capital	360,656	352,733
Retained earnings (Accumulated deficit)	390	(17,159)
Accumulated other comprehensive loss	(12,988)	(13,183)
TOTAL STOCKHOLDERS' EQUITY	348,382	322,711
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,113,629	$1,110,911

LANDS’ END, INC.

Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
(in thousands except per share data)	January 31, 2020	February 1, 2019	January 31, 2020	February 1, 2019
REVENUES
Net revenue	$549,478	$502,252	$1,450,201	$1,451,592
Cost of sales (excluding depreciation and amortization)	330,720	306,949	828,309	835,536
Gross profit	218,758	195,303	621,892	616,056

Selling and administrative	169,442	157,274	543,962	545,590
Depreciation and amortization	8,035	7,138	31,136	27,558
Other operating expense, net	1,454	178	1,357	309
Total costs and expenses	178,931	164,590	576,455	573,457
Operating income	39,827	30,713	45,437	42,599
Interest expense	5,798	7,693	25,987	28,909
Other (income) expense, net	(273)	(1,258)	(1,912)	4,059

Income before income taxes	34,302	24,278	21,362	9,631
Income tax expense (benefit)	8,786	8,067	2,072	(1,959)
NET INCOME	$25,516	$16,211	$19,290	$11,590

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO STOCKHOLDERS
Basic:	$0.79	$0.50	$0.60	$0.36
Diluted:	$0.78	$0.50	$0.60	$0.36

Basic weighted average common shares outstanding	32,374	32,215	32,343	32,190
Diluted weighted average common shares outstanding	32,508	32,291	32,345	32,526

Use and Definition of Non-GAAP Financial Measures

1 Adjusted EBITDA - In addition to our Net income, for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA"), which is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business, as well as for executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

While Adjusted EBITDA1 is a non-GAAP measurement, management believes that they are important indicators of operating performance, and useful to investors, because:

•	EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.
•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations.

◦

For the 13 and 52 weeks ended January 31, 2020 and February 1, 2019, we excluded the impacts of the transfer of corporate functions, including severance and contract losses associated with a transition of certain corporate activities from our New York office to our Dodgeville headquarters and the closure of school uniform showrooms.

◦	For the 13 and 52 weeks ended January 31, 2020 we excluded the impacts of non-cash write down of certain long-lived assets.
◦

For the 13 and 52 weeks ended January 31, 2020 and February 1, 2019, we excluded the impacts of gain or loss on property and equipment as management considers the gains or losses on asset valuation to result from investing decisions rather than ongoing operations.

Reconciliation of Non-GAAP Financial Information to GAAP

(Unaudited)

	13 Weeks Ended		13 Weeks Ended
	January 31, 2020		February 1, 2019
(in thousands)	$’s	% of Net Sales	$’s	% of Net Sales
Net income	$25,516	4.6%	$16,211	3.2%
Income tax expense	8,786	1.6%	8,067	1.6%
Other income, net	(273)	(0.0)%	(1,258)	(0.3)%
Interest expense	5,798	1.1%	7,693	1.5%
Operating income	39,827	7.2%	30,713	6.1%
Depreciation and amortization	8,035	1.5%	7,138	1.4%
Corporate restructuring	357	0.1%	22	0.0%
Long-lived asset impairment	1,365	0.2%	—	—%
(Gain) loss on disposal of property and equipment	(268)	(0.0)%	157	0.0%
Adjusted EBITDA	$49,316	9.0%	$38,030	7.5%

	52 Weeks Ended		52 Weeks Ended
	January 31, 2020		February 1, 2019
(in thousands)	$’s	% of Net Sales	$’s	% of Net Sales
Net income	$19,290	1.3%	$11,590	0.8%
Income tax expense (benefit)	2,072	0.1%	(1,959)	(0.1)%
Other (income) expense, net	(1,912)	(0.1)%	4,059	0.3%
Interest expense	25,987	1.8%	28,909	2.0%
Operating income	45,437	3.1%	42,599	2.9%
Depreciation and amortization	31,136	2.1%	27,558	1.9%
Corporate restructuring	258	0.0%	31	0.0%
Long-lived asset impairment	1,365	0.1%	—	—%
(Gain) loss on disposal of property and equipment	(266)	(0.0)%	278	0.0%
Adjusted EBITDA	$77,930	5.4%	$70,466	4.9%

LANDS’ END, INC.

Consolidated Statements of Cash Flows

for Fiscal Years Ended January 31, 2020 and February 1, 2019

(Unaudited)

	Twelve months ended
(in thousands)	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$19,290	$11,590
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,136	27,558
Amortization of debt issuance costs	1,722	1,755
(Gain) loss on disposal of property and equipment	(266)	278
Stock-based compensation	8,690	6,161
Deferred income taxes	(456)	223
Other	1,635	—
Change in operating assets and liabilities:
Inventories	(53,819)	7,773
Accounts payable	32,716	(29,433)
Other operating assets	(16,908)	17,824
Other operating liabilities	3,549	4,471
Net cash provided by operating activities	27,289	48,200
CASH FLOWS FROM INVESTING ACTIVITIES
Sales of property and equipment	906	456
Purchases of property and equipment	(38,878)	(44,852)
Net cash used in investing activities	(37,972)	(44,396)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowing under ABL Facility	99,550	—
Payments of borrowing under ABL Facility	(99,550)	—
Payments of term-loan	(105,150)	(5,150)
Payments of employee withholding taxes on share-based compensation	(763)	(603)
Net cash used in financing activities	(105,913)	(5,753)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	540	(635)
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(116,056)	(2,584)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR	195,353	197,937
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR	$79,297	$195,353
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$7,364	$5,521
Income taxes paid, net of refunds	$3,069	$1,221
Interest paid	$23,728	$27,243